MEREDITH CORPORATION
FISCAL 2010 THIRD QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell

Good morning. I am Mike Lovell, director of investor relations at Meredith Corp. Before Chairman and CEO Steve Lacy begins our discussion, I'll take care of a few housekeeping items.

In our remarks today, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's Web site, as well.

With that, Steve will begin the presentation.

Steve Lacy

Good morning everyone. I'll begin with an overview of the current environment and discuss how execution against our strategic initiatives is strengthening our market position while delivering revenue and profit growth. Joe Ceryanec, our chief financial officer, will go into greater detail on our financials and provide our earnings outlook.

Following our prepared comments, we'll be joined by Jack Griffin, our National Media Group president, and Paul Karpowicz, our Local Media Group president. We will be happy to answer any questions you may have at that time.

OVERVIEW

I am pleased to report we grew third quarter earnings per share more than 30 percent to $0.73, including a 4-cent per share tax benefit. Total revenues grew 5 percent to $353 million.

The improvement was broad-based across the company. From an advertising perspective, we delivered growth in both our National and Local media groups. Beyond advertising, we delivered double-digit revenue growth in Meredith Integrated Marketing, Brand Licensing, retransmission fees and Meredith Video Studios.

While our advertising performance is encouraging, we are still well below historic levels established prior to the recession in both our national and local businesses. The marketplace remains very volatile on both a month-to-month and client-by-client basis.

Before I go into detail about our business unit results, I'd like to briefly review the actions Meredith has taken to drive performance in what has been a difficult economic time, particularly for those of us in the media and marketing industries.

We recognized early on that the country was entering an extended economic downturn and took a series of decisive actions. In the last two years, we have executed against clearly defined strategic initiatives specifically designed to weather the challenges and emerge in a stronger competitive position. These include:

Gaining market share - Our national magazine business currently has an advertising revenue market share of 12.4 percent, up from 9.4 percent in the third quarter of fiscal 2008.

Increasing our connection to the American consumer - Readership of our magazines and viewership of our local television news programming remains strong. Over the same period, unique visitors to our Web sites have grown 30 percent, and page views have grown more than 50 percent. In addition, our Better daily television program now airs in nearly half of all U.S. households.

Growing new revenue streams not dependent on traditional advertising - Revenues and operating profit at Meredith Integrated Marketing are up more than 10 percent from two years ago. Our Brand Licensing business has grown revenues nearly 50 percent, and today we have 2,000 SKUs at Walmart stores across the U.S. and in Canada. Fees from retransmission agreements have nearly tripled, and we created Meredith Video Studios to take advantage of our video content creation capabilities.

Reducing expenses and aggressively paying down debt - Over the two year period, company-wide operating expenses are approximately 8 percent lower -- 10 percent lower before acquisitions. We've also eliminated a third of our debt while increasing dividends to our shareholders by 7 percent.

Investing in our businesses - We have enhanced the quality of our magazine editorial, increased news programming in our local television markets, and added a variety of features and functionality to our interactive properties. At the same time, we increased our digital marketing capabilities through the acquisition of Big Communications and an investment in mobile marketing leader The Hyperfactory. Most recently, we joined other major media companies to help create Next Issue Media to develop a new digital storefront and related technology that will allow consumers enjoy content on portable digital devices, including the iPad.

In short, we took advantage of the economic weakness to strengthen our competitive position. While the marketplace remains challenging, I am particularly encouraged by the progress being made across our company.

NATIONAL MEDIA GROUP

Now turning to fiscal 2010 third quarter operating performance, National Media Group operating profit rose 6 percent on a 2 percent increase in revenue.

Total advertising revenues grew 4 percent, including an increase of more than 20 percent at our online properties. From an advertising category standpoint, we saw growth in toiletries & cosmetics, direct response and retail-related advertising. Additionally, the home category - which has suffered during this housing-driving downturn - stabilized during the third quarter.

Our share of overall magazine industry advertising revenues increased to 12.4 percent during the quarter, up from 11.2 percent in the prior year, according to the latest data available from the Publishers

Information Bureau. Additionally, our market share grew to 40.6 percent as measured against our 28-title competitive set.

Our advertising gains continue to be driven by three main factors:

Our branded editorial content focuses on subjects that matter most to women.

The reach and efficiency of our magazine portfolio is unparalleled in the industry and is appealing to advertisers seeking the most value for their investment dollars.

Our sales organization is adept at delivering multi-platform marketing campaigns that help our customers sell more products at retail. These new programs represent about 20 percent of our advertising revenues, and the capabilities we've built give us a competitive edge in the marketplace.

Recent examples of these multi-platform programs include:

Just last weekend, we hosted the sold-out More-Fitness Women's Half-Marathon in New York City. More than 10,000 women participated in the three-day event. Sponsors included Lady Speed Stick, Oakley, and Silk Soy.

Our corporate sales group recently created an integrated program for Johnson & Johnson's allergy brand, Zyrtec, targeted to pet owners, gardeners and those who love Do-it-Yourself projects. It launched with a series of “flip books” on the back cover of six Meredith titles. The program also included a custom designed Web site, custom videos and a retail element that will reach 1,000 PETCO stores on a nationwide basis.

Next month, we'll launch a program during Women's Health Week for General Electric's Healthymagination campaign that will inspire women to live healthier lives. The program includes ads in nine Meredith titles and custom video segments that will appear on the daily Better show. It also includes a custom Web site that allows participants to post their progress on Facebook and Twitter.

Our success in the marketplace was recently recognized by Adweek when it named Family Circle and More to its list of the nation's Top 10 magazines. Readymade, one of our newer brands, was named to its up-and-comer list. Additionally, the sales group that executes our multi-platform programs was honored when Meredith 360 head Jeannine Shao-Collins was named Adweek's Publishing Executive of the Year.

We continued to strengthen our connection to the consumer during the third quarter. For example, an increase in newsstand sales contributed to 2 percent growth in overall circulation revenues. Also, traffic to our nationally branded Web sites increased, including a 30 percent jump in unique visitors to a fiscal third-quarter record of 20 million.

Additionally, consumers continue to embrace our brands at retail. Brand licensing revenues grew nearly 50 percent in the quarter, primarily as a result of growth in the Walmart program.  The number of Better Homes and Gardens-branded SKUs at Walmart doubled to approximately 2,000 from the prior year. We added a variety of new products including bath furniture, clocks, and flatware, as well as a new seasonal outdoor program. Also during the quarter, we announced a new relationship with FTD for a line of Better Homes and Gardens-branded floral arrangements. They will be available across the FTD network in time for Mother's Day.

Integrated marketing revenues grew 10 percent in the third quarter of fiscal 2010 from the year-ago period, led by growth in digital programs - particularly in the pharmaceutical space. For example, Big Communications was recently named Agency of Record for several brands at Novo Nordisk and Takeda.

Finally, we are encouraged with the progress made by Next Issue Media, our joint venture with several other major media companies. Next month, Next Issue will unveil a digital consumer storefront for existing and soon-to-be-developed digital content and apps.

LOCAL MEDIA GROUP

Turning now to our Local Media Group, we delivered 16 percent growth in non-political advertising revenues in the fiscal third quarter. Our growth was broad-based as stations in all 10 of our markets posted gains. Nine of our Top 10 advertising categories also grew from the year-ago period.

Our stronger-than-industry performance reflects the aggressive sales and marketing initiatives we developed and launched during the economic downturn along with overall improving market conditions. This includes a series of new programs called “One Service” aimed at converting traditional newspaper clients into television advertisers.

Going forward, we believe our advertising gains will continue to be aided by stronger ratings achieved by many of our television stations during the February sweeps period. For example,

In morning news, our CBS affiliate in Atlanta doubled ratings while Hartford and Greenville each posted double-digit growth.

In evening news, our stations in Hartford, Kansas City, Greenville and Las Vegas all grew ratings.

Stations in Nashville and Phoenix each grew ratings from sign-on to sign-off.

Additionally, our daily Better television show produced by Meredith Video Studios will be seen this fall in more than 60 markets reaching nearly half of the nation's television households. The success of the Better show, along with growth in custom video projects for corporate clients, led Meredith Video Studios to double its revenues in the quarter.

Retransmission fees rose nearly 15 percent in the third quarter from a year ago. We expect retransmission fees will finish over $20 million in fiscal 2010.

Rounding out our discussion of the Local Media Group, we recently joined Pearl Mobile DTV - a joint venture with 11 other leading television broadcast groups - to develop a new national mobile content service.  Using existing broadcast spectrum, the service will allow member companies to provide content to mobile devices including live and on-demand video, local and national news, and sports and entertainment programming.

Now our Chief Financial Officer, Joe Ceryanec, will discuss our financial performance and give our earnings outlook.

FINANCIAL UPDATE (JOE CERYANEC)

Thanks Steve and good morning.

As previously noted, we posted earnings per share growth of 30 percent over the prior year quarter on revenue growth of 5 percent. We delivered revenue growth across all major businesses.

At the same time, we held expenses essentially flat across the organization. As a result, fiscal third quarter 2010 operating margin was 16 percent, an improvement of more than 300 basis points from the prior year, and our highest margin percentage in a year and a half.

As we've discussed on all our recent calls, we have taken action across all our businesses to streamline operations. For example, our operating costs for the first 9 months of our fiscal year are down over 5 percent.

Furthermore, if you look at our efficiency initiatives over a two-year period:

Operating expenses are down 8 percent compared to the first nine months of fiscal 2008;

If you exclude acquisitions, operating expenses are actually down 10 percent over the same time period;

And, since March 2008, our headcount is down by more than 10 percent.

Cash flow from operations was $140 million during the first nine months of fiscal 2010.

We reduced debt by $65 million so far in fiscal 2010. Our total debt was $315 million at the end of the third quarter. Our debt-to-EBITDA ratio was 1.4 to 1 and our average cost of borrowing is 4.8 percent.

We had $140 million of debt flip from long-term to current from our prior year end due to a $75 million term payment due July 1, 2010 and $65 million outstanding on our revolver which expires in October 2010. We are currently working with our bank group to renew the revolver.

OUTLOOK

Now as we turn to our outlook for the fourth quarter of fiscal 2010, we expect total Company advertising revenue to increase 7 to 8 percent over the prior year. This includes:

Local Media Group non-political advertising revenue, which is currently pacing up in the high teens, and;

National Media Group advertising revenue, which with two of three magazine issues closed, is expected to be flat to up slightly.

We currently expect fiscal 2010 fourth quarter earnings per share to range from $0.61 to $0.66 and full fiscal 2010 earnings per share are expected to range from $2.13 to $2.18, excluding all special items.

A number of uncertainties remain that may affect our outlook for the fourth fiscal quarter and full fiscal 2010. These are referenced in our “Safe Harbor” statement in today's press release and in certain SEC filings. And now I'll turn it back to Steve for closing comments.

CONCLUSION

Thanks Joe.

While the recent economic cycle has been difficult, we are experiencing improving trends across the organization.

Throughout today's discussion, we pointed out examples where Meredith is:

Exceeding industry advertising performance in our core businesses;

Strengthening our consumer connection across channels;

Growing non-advertising related revenue sources; and

Efficiently deploying capital.

Now, we'd be happy to answer any questions you might have.